MILESTONE SCIENTIFIC ANNOUNCES PLANS
TO APPOINT NEW CHIEF FINANCIAL OFFICER
Current CFO to Resign to Pursue New Career Opportunities
LIVINGSTON, N.J. — (PR NEWSWIRE) — June 25, 2007 — Milestone Scientific, Inc. (OTCBB:MLSS), the recognized leader in advanced injection technologies, today announced that David Cohn, current Chief Financial Officer of the Company, has indicated his intent to resign from the senior financial post to pursue new career opportunities. Consequently, the Company has initiated a search for a new CFO that it expects to appoint as soon as possible. Cohn has agreed to continue serving Milestone until his replacement is hired and will offer his ongoing support through a reasonable transitional period.
Leonard Osser, Chairman and Chief Executive Officer of Milestone, noted, “We would like to thank Dave for his exceptional leadership over the past year and wish him well in his future endeavors. Milestone has already initiated its search for Dave’s replacement.”
About Milestone Scientific, Inc.
Headquartered in Livingston, New Jersey, Milestone Scientific is engaged in pioneering proprietary, highly innovative technological solutions for the medical and dental markets. Central to the Company’s IP platform and product development strategy is its patented CompuFlo™ technology for the improved and painless delivery of local anesthetic. Specifically, CompuFlo is a computer-controlled, pressure sensitive infusion, perfusion, suffusion and aspiration technology, which provides real-time readouts of pressures, fluid densities and flow rates, enabling the advanced delivery and removal of a wide array of fluids. The Single Tooth Anesthesia (STA™) computer-controlled local anesthesia delivery system which uses this technology provides dentists with audible and visual signals as to in-tissue pressure. Milestone’s existing painless injection systems are currently sold in 25 countries. For more information on these and other innovative Milestone products, please visit the Company’s web site found at www.milesci.com.
Safe Harbor Statement
This press release contains forward-looking statements regarding the timing and financial impact of the Milestone’s ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone’s periodic filings with the Securities and Exchange Commission, including without limitation, Milestone’s Annual Report on Form 10-KSB for the year ended December 31, 2006. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
FOR MORE INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi Handy, President and CEO, or
Daniel Conway, Chief Strategist
407-585-1080 or via email at mlss@efcg.net